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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                    Three Months Ended                     Nine Months Ended
(In thousands, except per share data)                                    April 30,                             April 30,
                                                                    ------------------                     -----------------

                                                                   1997               1996                 1997            1996
                                                                   ----               ----                 ----            ----
A. Net Income                                                 $   7,540 (a)       $  6,057 (a)         $   24,661 (a) $  19,893 (a)
                                                              =========           ========             ==========     =========
Weighted average number of
common shares outstanding                                        39,104             37,543                 38,572        37,356

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                                             1,221              1,034                    731           995
                                                              ---------           --------             ----------     ---------

B. Average number of common
shares and common
equivalent shares for
primary earnings per share                                       40,325 (a)         38,577 (a)             39,303 (a)    38,351 (a)
                                                              =========           ========             ==========     =========


Weighted average number of common
shares outstanding                                               39,104             37,543                 38,572        37,356


Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares
during the period, using the treasury
stock method                                                      1,221              1,034                    893         1,040
                                                              ---------           --------             ----------     ---------


C. Average number of common shares
and common equivalent shares
for fully diluted earnings per share                             40,325 (a)         38,577 (a)             39,465 (a)    38,396 (a)
                                                              =========           ========             ==========     =========


Primary earnings
per share:    A / B                                           $    0.19           $   0.16             $     0.63     $    0.52
                                                              =========           ========             ==========     =========


Fully diluted earnings
per share:  A / C                                             $    0.19           $   0.16             $     0.62     $    0.52
                                                              =========           ========             ==========     =========


 (a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income.

       All share amounts have been restated to give effect to the stock split declared on November 19, 1996 and distributed on December 17, 1996.